Exhibit (a)(xi)

Amendment No. 1

to

Offer to Purchase for Cash

By

american realty capital healthcare trust, inc.
Up to 13,636,364 Shares of its Common Stock

at a Purchase Price of $11.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, EASTERN TIME, ON MAY 2, 2014, UNLESS THE OFFER IS

EXTENDED OR WITHDRAWN

Reference is made to that certain Offer to Purchase, dated April 7, 2014 (the “Offer to Purchase”), pursuant to which American Realty Capital Healthcare Trust, Inc., a Maryland corporation that qualifies as a real estate investment trust for U.S. federal income tax purposes (the “Company”), invited its stockholders to tender up to 13,636,364 shares of our common stock, par value $0.01 per share (the “Shares”), for purchase by the Company at a price of $11.00 per Share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and in the related letter of transmittal. The Company amends the Offer to Purchase as follows:

1.	The second sentence of the third full paragraph on page ii of the Offer to Purchase is deleted in its entirety.

2.	The last sentence of the last paragraph under the heading “How will we pay for the Shares?” on page 4 of the Offer to Purchase is deleted in its entirety.

3.	The second paragraph under the heading “If I tender my Shares, when will I be paid for my Shares?” on page 5 of the Offer to Purchase is amended and restated as follows:

We will announce the preliminary results of the Offer, including preliminary information about any proration promptly following the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Paying Agent, promptly after the Expiration Date. The Paying Agent will act as your agent and will transmit to you the payment for all of your Shares accepted for payment.

4.	The first bullet under the heading “What are the most significant conditions to the Offer?” on page 5 of the Offer to Purchase is deleted in its entirety.

5.	The second bullet under the heading “Forward-Looking Statements” on page 8 of the Offer to Purchase is deleted in its entirety.

6.	The penultimate paragraph on page 10 of the Offer to Purchase is amended and restated as follows:

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

7.	The fourth paragraph under the heading “1. Number of Shares; Purchase Price; Proration” on page 12 of the Offer to Purchase is deleted in its entirety.

8.	The penultimate paragraph on page 12 of the Offer to Purchase is amended and restated as follows:

The Offer is not conditioned on any minimum number of Shares being tendered, but is, however, subject to certain other conditions set forth in Section 7.

9.	The third sentence of the fifth paragraph on page 13 of the Offer to Purchase is deleted in its entirety.

10.	The fourth sentence of the fifth paragraph on page 13 of the Offer to Purchase is amended and restated as follows:

The preliminary results of any proration will be announced by press release promptly after the Expiration Date.

11.	The last paragraph on page 16 (carrying over to page 17) of the Offer to Purchase is amended and restated as follows:

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, and the validity, form, eligibility (including time of receipt of any Shares tendered) and acceptance for payment of any tender of Shares will be determined by us, though such determinations may be challenged by the applicable stockholder(s), and only determinations by a court of competent jurisdiction will be final and binding on all parties. We reserve the right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), though our interpretation of the terms of the Offer may be challenged by the applicable stockholder(s), and only determinations by a court of competent jurisdiction will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Paying Agent, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

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12.	The first sentence of the fifth paragraph under the heading “4. Withdrawal Rights” on page 19 of the Offer to Purchase is amended and restated as follows:

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, though such determinations may be challenged by the applicable stockholder(s), and only determinations by a court of competent jurisdiction will be final and binding on all parties.

13.	The first paragraph under the heading “5. Purchase of Shares and Payment of Purchase Price” on page 19 of the Offer to Purchase is amended and restated as follows:

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 13,636,364 Shares (or such greater amount as we may elect to purchase, subject to applicable law) properly tendered at the Purchase Price and not properly withdrawn, with appropriate adjustments to avoid the purchase of fractional Shares.

14.	The first bullet under the heading “7. Conditions of the Offer” on page 22 of the Offer to Purchase is deleted.

15.	The first paragraph under the heading “9. Source and Amounts of Funds” on page 25 of the Offer to Purchase is amended and restated as follows:

Assuming that the Offer is fully subscribed, the number of Shares purchased in the Offer will be 13,636,364. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $151,500,000. We intend to pay for this cost by using a portion of our available cash and liquid assets and borrowings under the Company’s revolving credit facility, which we received on April 25, 2014.

16.	The third full paragraph on page 31 of the Offer to Purchase is amended and restated as follows:

Except as set forth above: (a) we do not, and none of the persons listed above nor any of their affiliates, beneficially own or has a right to acquire any Shares or any other equity securities of ours; (b) we have not, and the persons or entities referred to in clause (a) above have not, effected any transaction in the Shares or any other equity securities of ours during the past 60 days; and (c) we do not have, and the persons listed above do not have, any contract, arrangement, understanding or relationship with any other person with respect to any securities of ours (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

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17.	The fifth full paragraph on page 31 of the Offer to Purchase is amended and restated as follows:

Except as otherwise described or incorporated by reference in the Offer, or our most recent proxy statement, none of the Company nor any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

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